Exhibit 4.1

EXHIBIT A-1

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BORROWER THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

DIGITAL COMM, INC.

SENIOR SECURED BRIDGE NOTE

$1,000,000.00	New York, New York August 6, 2010

FOR VALUE RECEIVED, the undersigned, Digital Comm, Inc., a Florida corporation, and a wholly-owned and the sole subsidiary of Genesis Group Holdings, Inc., a Delaware corporation, trading on the OTC Bulletin Board under the symbol “GGHO” (the “Parent”), with its principal office located at 2500 N. Military Trail, Boca Raton, Florida (“Borrower”), hereby unconditionally promises to pay to UTA Capital LLC, a Delaware company (“Purchaser”), on the Maturity Date (as defined in Section 4 hereof) to the order of Purchaser, at the office of Purchaser located at 100 Executive Drive, Suite 330, West Orange, NJ 07052, or such other address designated by Purchaser, in lawful money of the United States of America and in immediately available funds, the principal amount of one million Dollars ($1,000,000.00).

1. PURCHASE AGREEMENT.  This Senior Secured Bridge Note is one of up to two identical notes (except with respect to their respective issuance and maturity dates and Minimum Cash Collateral Level, as defined below) (collectively, the “Notes”) purchased or which may be purchased under that certain Note and Warrant Purchase Agreement, dated as of August 6, 2010, between Borrower and Purchaser (as may be amended from time to time, the “Purchase Agreement”).  The Purchaser is entitled to the benefits and subject to certain obligations under the Purchase Agreement and may enforce the agreements of the Borrower contained therein and exercise the remedies provided thereby.  All words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement to the extent the same are used or defined therein.

2. HEADINGS, DEFINITIONS, ETC.  The headings and captions of the numbered paragraphs of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.  Whenever used, the singular number shall include the plural, the plural the singular, and the words “Purchaser” and “Borrower” shall include, respectively, their respective successors and assigns; provided, however, that the Borrower shall in no event or under any circumstance have the right to assign or transfer its obligations under this Note.  In addition to the terms defined elsewhere in this Note, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

3. SECURITY.  The obligations of the Borrower hereunder are secured by (a) pledges of  all assets of the Company, including a first priority perfected security interest in and lien on all of the accounts receivable, contracts and chattel paper of the Borrower, and proceeds thereof, including (i) the funds and other assets to be held in the AR Proceeds Security Account to be established under the Lockbox Account Agreement as set forth on Section 7.1 of the Purchase Agreement, and (ii) $250,000 of the proceeds of the initial loan deposited and held in a segregated cash collateral account (the “Minimum Cash Collateral Level”), and (b) a guarantee of all of the obligations of the Borrower hereunder being made by the Parent, which guarantee is secured by pledges of (i) all of the shares of capital stock of the Company held by the Parent, representing 100% of the issued and outstanding shares of capital stock of the Company; and (ii) all accounts receivable, contracts, chattel paper, equipment and other assets of the Parent;.

4. MATURITY.  This Note shall mature on August 6, 2011, unless such date shall be otherwise extended in writing by a Purchaser in its sole discretion (such date, the “Maturity Date”).  On the Maturity Date, all outstanding principal and any accrued and unpaid interest due and owing under the Note shall be immediately paid by Borrower.

5. INTEREST; INTEREST RATE; PAYMENT; ADDITIONAL INTEREST.

(a)   The Note shall bear interest (other than interest accruing as a result of a failure by Borrower to pay any amount when due as set forth in subparagraph (b) below) at an annual interest rate initially equal to twelve percent (10%) per annum on the then outstanding principal balance (the “Interest Rate”).  Interest (other than interest accruing as a result of a failure by Borrower to pay any amount when due as set forth in subparagraph (b) below) shall accrue until all amounts owed under the Note shall be fully repaid, and shall be due and payable monthly in arrears on the last business day of each calendar month following the issuance date. Any accrued and unpaid interest shall be due at the Maturity Date.

(b) If all or a portion of the principal amount of the Note or any interest payable thereon shall not be repaid when due whether on the applicable repayment date, by acceleration or otherwise, such overdue amounts shall bear interest at a rate per annum that is three percent (3%) above the Interest Rate then in effect, from the date of such non-payment until such amount is paid in full (before as well as after judgment.  Interest shall be calculated on the basis of the actual number of days elapsed over an assumed year consisting of three hundred sixty-five (365) days.

(c) The Borrower shall repay to the Holder the Principal Amount in 11 equal monthly principal payments of $75,000 each, commencing at the end of the first full calendar month after the date this Note is purchased, with remaining principal balance due at the Maturity Date.  All payments to be made by Borrower hereunder shall be made, without setoff or counterclaim, in lawful money of the United States by check or wire transfer in immediately available funds.

(d) To the extent that any withholding or other payments are due with respect to interest or other payments under this Note, the Borrower shall pay all such amounts and any additional taxes the Purchaser may be liable for by reason of Borrower’s payment of such amounts.

6. VOLUNTARY AND MANDATORY PREPAYMENT; PAYMENT RIGHTS UPON MERGER, CONSOLIDATION, ETC.;

(a) The Borrower shall have the right to prepay the principal amount of this Note at any time upon two (2) days prior written notice to the Purchaser.

(b) Upon the issuance of any other equity, debt or other securities by the Borrower, the Borrower shall apply 100% of the proceeds net of any transaction costs to repay the principal amount of this Note.

(c) If, at any time, prior to the Maturity Date, Borrower proposes to consolidate or effect any other corporate reorganization with, or merge into, another corporation or entity that previously did not hold, directly or indirectly, more than twenty percent (20%) of the Borrower’s outstanding shares of Common Stock, whereby  such corporation or entity immediately subsequent to such consolidation, merger or reorganization will own capital stock of Borrower or entity surviving such merger, consolidation or reorganization representing more than fifty (50%) percent of the combined voting power of the outstanding securities of Borrower or such entity immediately after such consolidation, merger or reorganization, or has the right to elect nominees to a represent a majority of Borrower’s Board of Directors (a “Change of Control Event”), then Borrower shall provide Purchaser with at least ten (10) days’ prior written notice of any such proposed action, and Purchaser will, at its option, have the right to demand immediate payment of all amounts due and owing under this Note (including all accrued and unpaid interest) in cash or in shares of Borrower’s Common Stock valued at the closing price of the Borrower’s Common Stock on the date of the mailing of such written notice.  Purchaser will give Borrower written notice of such demand within five (5) days after receiving notice of the Change of Control Event.  All amounts due and owing hereunder shall be paid by Borrower to Purchaser within five (5) days from the date of such written notice via federal funds wire transfer(s) of immediately available funds, or in the case of the issuance of Borrower’s Common Stock in lieu of cash, the issuance shall take place prior to the consummation of the Change of Control Event, in accordance with written instructions provided to Borrower by Purchaser.

7. ASSURANCES WITH RESPECT OF PURCHASER RIGHTS.  Borrower shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower but shall at all times in good faith assist in the carrying out of all the provisions of this Note and in taking of all such actions as may be necessary or appropriate in order to protect the rights of Purchaser against impairment.

8. SUBORDINATION TO CERTAIN FUTURE INDEBTEDNESS.  This Note shall be senior to all other existing or future debt of the Borrower, other than trade account payables existing as of the date hereof and not in excess of $400,000, and any future Indebtedness of the Borrower (other than trade account payables not in excess of $400,000, inclusive of such trade account payables as were existing as of the date hereof and not then repaid) shall be subject to subordination agreements in favor of the Purchaser satisfactory to the Purchaser.

9. EVENTS OF DEFAULT.  If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) Borrower shall fail to pay any amount payable under this Note within three (3) business days after such payment becomes due in accordance with the terms hereof;

(b) Borrower or any Subsidiary shall fail to pay when due, and it shall continue unremedied for a period of ten (10) calendar days, whether upon acceleration, prepayment obligation or otherwise, any indebtedness and/or other sums payable by Borrower or any Subsidiary;

(c) dissolution, termination of existence, suspension or discontinuance of business (other than as a result of a consolidation of one or more of the Borrower’s subsidiaries with the Borrower or another subsidiary) or ceasing to operate as going concern of Borrower or any Subsidiary;

(d) any representation or warranty made or deemed made by Borrower herein, in the Purchase Agreement or in any other agreement, certificate or instrument contemplated by this Note or the Purchase Agreement or that is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Note or the Purchase Agreement shall have been incorrect in any material respect on or as of the date made or deemed made;

(e) either of (i) Borrower shall default, in any material respect, in the observance or performance of any other agreement contained in this Note, Sections 6.2, 7, 10, 12, 13 or 14 of the Purchase Agreement, the Company Pledge and Security Agreement, or any other agreement or instrument contemplated by this Note or the Purchase Agreement, and such default shall continue unremedied for a period of ten (10) days after written notice to Borrower of such default, or (ii) Parent shall default, in any material respect, in the observance or performance of any other agreement contained in Sections 6.2, 7, 10, 12, 13 or 14 of the Purchase Agreement, the Parent Guarantee, Pledge and Security Agreement, or any other agreement or instrument contemplated by this Note or the Purchase Agreement, and such default shall continue unremedied for a period of ten (10) days after written notice to Parent of such default,;

(f) (i) Borrower or Parent shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or Parent any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against Borrower or the Parent any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) Borrower or the Parent shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) Borrower or the Parent shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, then, and in any such event, (1) if such event is an Event of Default specified in subsection (f) above of this Section 9 with respect to Borrower, automatically this Note and any other Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note and any other Note, including the Premium Payment, as applicable, shall immediately become due and payable, and (2) if such event is any other Event of Default, the Holder may, by written notice to Borrower, declare this Note and any other Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note and any other Note, including the Premium Payment, as applicable, to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 9, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

10. ENFORCEABILITY.  The Borrower acknowledges that this Note and the Borrower’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of the Borrower under this Note or the obligations of any other person or entity relating to this Note.  The Transaction Documents set forth the entire agreement and understanding of the Purchaser and the Borrower, and the Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any set-off, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of the Borrower hereunder, or the obligations of any other person or entity relating hereto or thereto or to the obligations of the Borrower hereunder or otherwise in any action or proceeding brought by the Purchaser to collect on the Note, or any portion thereof (provided, however, that the foregoing shall not be deemed a waiver of the Borrower’s right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of the Borrower’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against the Purchaser in any separate action or proceeding).  The Borrower acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist with respect to the Transaction Documents or with respect to the obligations of the Borrower thereunder, except those specifically set forth in the Transaction Documents.  Borrower agrees to pay all costs and expenses of Purchaser related to Purchaser’s enforcement of the obligations of the Borrower hereunder and the collection of all sums payable hereunder, including but not limited to reasonable attorneys’ fees and expenses, irrespective of whether litigation is commenced.  Any such amounts shall be payable on demand, with interest at the rate provided above for overdue principal and interest.

11. WAIVER.  Borrower waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of any Transaction Document now or hereafter required by applicable law, and consents to any or all delays, extensions of time, renewals or releases with respect to any Transaction Document, and of any available security therefor, and agrees that no failure or delay on the part of the Purchaser, in the exercise of any power, right or remedy under this Note shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such or any other power, right or remedy.  No notice to or demand on the Borrower shall be deemed to be a waiver of the obligation of the Borrower or of the right of the Purchaser, to take further action without further notice or demand as provided in any of the Transaction Documents.

12. AMENDMENTS.  This Note may not be modified, amended, changed or terminated orally, except by an agreement in writing signed by the Borrower and the Holder.  Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Borrower, all holders of the Notes and each transferee of the Notes.  By acceptance hereof, Purchaser acknowledges that in the event the required consent is obtained, any term of this Note may be amended or waived without the consent of the Purchaser.

13. USURIOUS INTEREST RATE.  Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Note or, if it exceeds such unpaid principal, shall be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Purchaser exceeds the Maximum Rate, the Borrower may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Note.

14. COUNTERPARTS.  This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

15. NOTICES.  Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and in all cases addressed to the party to be notified at such party’s address as set forth above or as subsequently modified by written notice.

16. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  This Note and all acts and transactions pursuant hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any federal or state court located in the State of New York and consents that all service of process be sent by nationally recognized overnight courier service directed to the Borrower at the Borrower’s address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier.  The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Purchaser and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.  THE BORROWER AND THE PURCHASER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE PURCHASER RELATING TO ENFORCEMENT OF THIS NOTE.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION RELATING TO ENFORCEMENT OF THIS NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE PURCHASER TO MAKE FUNDS AVAILABLE TO THE BORROWER AND TO ACCEPT THIS NOTE.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has duly executed this Senior Secured Bridge Note as of the date first written above.

BORROWER:

DIGITAL COMM, INC.

By: /s/ Billy Caudill
Name: Billy Caudill
Title: Chief Executive Officer